Consent of Independent Registered Public Accounting Firm

Epsilon Energy Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-232520) of Epsilon Energy Ltd. of our report dated March 18, 2020, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA LLP

Houston, Texas

March 18, 2020